Exhibit 99.1

Contango ORE, Inc. Announces Results of the 2021 Virtual Annual Meeting of Stockholders

and Results for the Quarter Ended September 30, 2021

HOUSTON--(BUSINESS WIRE)--November 15, 2021--Contango ORE, Inc. (“CORE” or the “Company”) (OTCQB: CTGO) announced today that the Company held its annual meeting of stockholders on November 11, 2021 and the following directors were elected to serve until the 2022 annual meeting of stockholders:

Brad Juneau
Rick Van Nieuwenhuyse
Joseph S. Compofelice
Joseph G. Greenberg
Richard A. Shortz

The following proposals were also approved by the stockholders:

1.	The ratification of the appointment of Moss Adams LLP as the independent auditors of the Company for the fiscal year ending June 30, 2022;
2.	The approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;
3.	The approval, on a non-binding advisory basis, of an annual advisory vote on the compensation of the Company’s named executive officers; and
4.	The grant of discretionary authority to the Chairman of the Annual Meeting to adjourn the Annual Meeting, if necessary to solicit additional proxies.

Additionally, the Company’s Board of Directors re-appointed the following officers of the Company:

Brad Juneau	Chairman of the Board

Rick Van Nieuwenhuyse	President and Chief Executive Officer

Leah Gaines	Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary

The Company also announced that it filed its Form 10-Q for the quarter ended September 30, 2021 with the Securities and Exchange Commission on November 12, 2021.

The Company reported a net loss of $4.6 million or $0.68 per basic and diluted share for the three months ended September 30, 2021, compared to a net income of $33.4 million or $5.09 per basic and diluted share for the same period last year. The decrease is due to the gain on sale of a portion of the Company’s equity investment in Peak Gold, LLC (the “Joint Venture Company”) to an affiliate of Kinross Gold Corporation (“Kinross”) on September 30, 2020 and recorded in the prior year.

Rick Van Nieuwenhuyse, the Company’s President and CEO commented, “2021 has been an exciting calendar year for CORE. We have accomplished a lot. At our 30% owned Manh Choh property, we are wrapping up an extensive $19 million program to support a feasibility study expected in 2022, as well as, preparing the project permit application for later this year. We expect to start construction of facilities to support mining at Manh Choh next summer. We acquired what we expect to be another high quality gold asset in the Lucky Shot Mine where we are finalizing selection of our mine contractor to re-furbish and extend the existing underground workings to the footwall of the Lucky Shot vein for detailed drilling expected to begin in the summer of 2022. In the past, this vein provided high grade gold production. We expect to release exploration results at Manh Choh later this year along with results of our surface exploration at our early stage Shamrock and Eagle-Hona properties. And finally, we are finalizing our application process and expect to be up-listed on the NYSE American exchange by the end of calendar year 2021. With increased investor concerns about “transitory inflation”, the company is well positioned to take advantage of an increasing gold price. We look forward to keeping shareholders and investors up to date on our efforts to increase shareholder value.”

ABOUT CORE

CORE is a company that engages in the exploration in Alaska for gold and associated minerals through a 30% interest in Peak Gold, LLC, which leases approximately 675,000 acres for exploration and development and through Contango Minerals Alaska, LLC, its wholly owned subsidiary which leases approximately 200,000 acres for exploration. The Company also owns Alaska Gold Torrent, LLC which holds the rights to the Lucky Shot Mine and approximately 9,000 acres of related mining claims located in Willow Mining District about 75 miles north of Anchorage, Alaska. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding CORE that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on CORE’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for, developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by CORE or Peak Gold LLC; ability to realize the anticipated benefits of the recent transactions with an affiliate of Kinross; disruption from the transactions and transition of the Peak Gold, LLC’s management to an affiliate of Kinross, including as it relates to maintenance of business and operational relationships; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; CORE’s inability to retain or maintain its relative ownership interest in Peak Gold, LLC; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by the COVID-19 outbreak; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of the recent presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect CORE’s exploration program or financial results are included in CORE’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. CORE does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Contacts

Contango ORE, Inc.
Rick Van Nieuwenhuyse
(713) 877-1311
www.contangoore.com